Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated February 4, 2004 relating to the financial statements of HealthExtras, Inc., which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement to our report dated February 4, 2004 relating to the financial statement schedule, which appears in HealthExtras, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the references to us under the headings “Experts”, “Summary Historical Financial Data” and “Selected Consolidated Financial Data” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

McLean, Virginia

November 9, 2004